Exhibit 99.1

Klever Marketing Announces Two Major Software Development Contracts Now in Progress Which will Revolutionize the Shopping Experience.

LOS ANGELES, Nov. 8, 2010 /PRNewswire/ -- Following up on the Board's decision to expand the Company's grocery shopping applications onto a mobile platform connecting consumers with the brands they want, Klever Marketing, Inc. (OTC Bulletin Board: KLMK) announced the award of a software development contract to Qualzoom to develop the application and database software for the 2011 launch of Klever's Mobile Network. Qualzoom is a successful global, mobile application developer, test laboratory and a major subcontractor to Qualcomm. Qualzoom was selected not only for its programming and testing capability, but also for its ability to readily port applications onto multiple platforms which will enable Klever to reach a broad audience of mobile users more quickly. "With offices worldwide, Qualzoom has the dedicated resources to advance Klever's capabilities to propel us to the next level of mobile performance to revolutionize the grocery shopping experience," stated Paul G. Begum, CEO/Founder.

Qualzoom is developing Klever's iPhone and Android mobile application Klever SHOP™, and Klever's shopper demographics and coupon processing database KleverNET™. KleverSHOP™ will combine the attributes of mobile location-based technology together with Klever's product information, coupon and in-store services.

KleverNET™ hopes to become a powerful backend consumer product database, tracking consumer purchases and buying habits. There will also be a mobile management web-based platform serving the promotional needs of consumers, product manufacturers and retailers. As a cloud-based resource, KleverNET™, is hoping to become a valuable resource for the targeted placement of mobile promotions and coupons. Klever's powerful search match engine and business analytics API will be available for licensing to future shopping applications.

Klever also announced the signing of a contract with a talented mobile marketing company, Briabe Media, Inc. to assist Klever with defining its mobile marketing requirements along with the visual design and graphic interface of its KleverSHOP™ application to help successfully guide the Klever Company into their market niche.

To further assist the Company with its ongoing financial planning and reporting Klever has hired a financial accounting consultant, DBH Consulting (Salt Lake City) experienced in mergers and acquisitions.

Klever Marketing Inc, a Delaware Corporation, has recently recapitalized and is currently seeking selective opportunities to acquire private companies in the Mobile Phone Technology as acquisition targets.

CONTACT: Paul G. Begum, 801-847-6444, pgbegum@klevermarketing.com

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SOURCE Klever Marketing, Inc.
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